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                                                                    EXHIBIT 99.4

               EDISON SCHOOLS ANNOUNCES PROPOSED PUBLIC OFFERING


NEW YORK, NY, June 16, 2000 -- Edison Schools Inc. ("Edison") today announced that it has filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to a public offering of its shares of class A common stock. The class A common stock to be offered will consist of 2,500,000 shares to be issued by Edison and 2,500,000 shares to be sold by certain stockholders of Edison. Edison will not receive any proceeds from the sale of shares by the selling stockholders.

Certain stockholders of Edison will also grant the underwriters an over-allotment option to purchase up to 750,000 shares of class A common stock. The offering is being managed by Merrill Lynch & Co., Banc of America Securities LLC, Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and J.P. Morgan & Co.

Edison is the nation's largest private operator of public schools serving students from kindergarten through 12th grade. Edison managed 79 public schools with a total enrollment of approximately 37,500 students in 16 states and the District of Columbia in the 1999-2000 school year. Through contracts with local school districts and public charter school boards, Edison assumes educational and operational responsibility for individual schools in return for per-pupil funding that is generally comparable to that spent on other public schools in the area. Over the course of three years of intensive research, Edison's team of leading educators and scholars developed an innovative, research-backed curriculum and school design. Edison opened its first four schools in August 1995, and has grown rapidly every subsequent year.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. An offering of class A common stock, if made, will only be made by means of a prospectus.

A copy of the preliminary prospectus may be obtained when it becomes available from the office of Merrill Lynch, at World Financial Center, North Tower, 250 Vesey Street, New York, NY 10281, (212) 449-1000.